                 LYDALL ACQUIRES GERHARDI & CIE. GmbH & CO. KG,
                    A GERMAN AUTOMOTIVE PARTS MANUFACTURER

MANCHESTER, CT -- January 4, 1999 -- Christopher R. Skomorowski, President and Chief Executive Officer of Lydall, Inc. (NYSE:LDL), today announced that Lydall, through its wholly owned German subsidiary, has purchased for an undisclosed cash amount all of the outstanding stock of Gerhardi & Cie. GmbH & Co. KG, a privately held German manufacturer of automotive components.

The acquisition of Gerhardi, which directly complements Lydall's domestic automotive thermal business, is key to the Company's strategy of becoming a global leader in thermal and acoustical automotive markets. Founded in 1796, Gerhardi produces and distributes a variety of quality metal heat shields and acoustical components as well as interior and exterior trim parts for automotive applications. Gerhardi has projected sales of approximately $70 million (approximately DM115 million) for 1998, and operates three plants in Germany.

Mr. Skomorowski commented, "We are very excited about the addition of Gerhardi. It is a dynamic and growing company with exceptional people, quality products, and strong European market positions. Gerhardi adds sophisticated production capacity and significantly broadens our customer and technology bases."

Mr. Klaus Steinweg, formerly one of four Managing Directors and a major shareholder of Gerhardi, added, "Gerhardi shares a common vision and culture with Lydall. We believe in long-term commitment to our customers and to ongoing quality improvement. We are both suppliers with broad engineering and design capabilities, working directly with customers and end-users to ensure the highest degree of satisfaction and product competitiveness. In my opinion, this is a big step toward ensuring the future development of Gerhardi in the global automotive market."

Gerhardi will operate under the management of Lydall Westex, which is headed by Raymond S. Grupinski. Mr. Klaus Steinweg and Dr. Ing. Leopold Schmidt, also a former Managing Director, will remain as Co-Managing Directors reporting to Mr. Grupinski.

Lydall's current line of automotive thermal barriers is used in most U.S.-manufactured sport-utility vehicles and light trucks as well as in vans, mid-size trucks and cars. The addition of Gerhardi positions Lydall as a recognized direct supplier to a large number of European carmakers as well, including BMW, Audi, Volkswagen, Saab, and DaimlerChrysler.

Commenting on the acquisition, Mr. Grupinski noted, "The Gerhardi acquisition strengthens our existing positions with Ford Motor Co. (NYSE:F), DaimlerChrysler AG (NYSE:DAJ), and General Motors Co. (NYSE:GMC) in the U.S. as well as expands our opportunities to supply the U.S. facilities of European manufacturers."

Lydall, Inc. is a $230-million New York Stock Exchange company whose subsidiaries manufacture technologically advanced engineered products for demanding specialty applications primarily servicing filtration and heat-management applications. Its subsidiary, Lydall Westex, is a market leader in specialty heat-management and acoustic systems to the automotive market.

Stockholders are referred to Lydall's Annual Report, "Analysis of Results -- Forward-Looking Information," which outlines certain risks regarding the Company's forward-looking statements. Such risks include: a major downturn of the U.S. automotive market, which currently accounts for approximately 24 percent of Lydall's total sales, excluding foreign and aftermarket sales; a meaningful decrease in the number of clean rooms being built worldwide; and significant, unforeseen changes in raw material pricing, specifically virgin fiber used in producing the Company's materials handling slipsheets. Also, the timing and degree of success of new-product programs impact Lydall's projected results. For further details on these risks and other pertinent information on Lydall, copies of the company's Forms 10-K, 10-Q, and 8-K are available on the World Wide Web at Corporate Financials Online (http://www.cfonews.com/ldl) and Lydall's own website (http://www.lydall.com). Copies of these documents can also be obtained from the Company. Write or call: Carole F. Butenas, Vice President --
Investor Relations, at One Colonial Road, Manchester, CT 06040;
Tel. 860-646-1233, E-Mail: investor@lydall.com.